EXHIBIT 21.1

SUBSIDIARIES

Inspira Financial Company, a Washington corporation

Inspira SaaS Billing Services, Inc., a California Corporation.

South Dakota Partners, Inc., a South Dakota corporation

Brattle Acquisition I Corp., a South Dakota corporation

Simbex, LLC, a New Hampshire limited liability company

Simbex Parent Acquisition I Corporation, a Delaware corporation

Simbex Acquisition I Corporation, a Delaware corporation

ALG Health Plus, LLC, a Delaware limited liability company

Mio-Guard LLC, a Michigan limited liability company

Miotech Parent LLC, a Delaware limited liability company

Pan Novus Hospital Sales Group, LLC, a Delaware limited liability company

DaMar Acquisition Company, a Delaware corporation

DaMar Plastics Manufacturing, Inc., a California corporation

Biodex Rehab Systems, LLC, a Delaware limited liability company